Exhibit 99.1

NEWS	NOBLE CORPORATION 13135 South Dairy Ashford, Suite 800 Sugar Land, TX 77478 Phone: 281-276-6100 Fax: 281-491-2092
NOBLE CORPORATION CLARIFIES MARKETPLACE
INFORMATION REGARDING AN OFFER FOR SMEDVIG ASA
     SUGAR LAND, Texas, December 19, 2005 — Noble Corporation (NYSE: NE) (the “Company”) clarifies a report published in the Norwegian media to the effect that the Company will launch an offer shortly to purchase Smedvig ASA. The Company announced on December 13, 2005 that it had entered into a share purchase agreement with Peter T. Smedvig and members of his family and entities he controls to purchase (directly and indirectly) 21,095,600 Class A shares and 2,501,374 Class B shares of Smedvig ASA, with a closing scheduled for December 23, 2005, subject to any required regulatory matters.
     The Company is currently reviewing its available alternatives in preparing to make an offer for shares in Smedvig ASA although neither a timetable nor the terms and conditions for any such offer have yet been established by the Company.
     No tender offer has commenced, and the Company reserves the right to pursue all options available to it. This press release is not a recommendation, an offer to purchase or a solicitation of an offer to sell securities of Smedvig ASA. If the Company should commence a tender offer, the Company would file a tender offer statement and related materials with the United States Securities and Exchange Commission and with the Oslo Stock Exchange. Smedvig ASA security holders should read any such materials carefully because they would contain important information with respect to any such potential offer. Any such materials would be made available to Smedvig ASA security holders by the Company at no expense to them. In addition, the materials (and all other offer documents filed with the U.S. Securities and Exchange

Commission) would be available at no charge on the U.S. Securities and Exchange Commission’s Website at www.sec.gov.
     Noble Corporation is a leading provider of diversified services for the oil and gas industry. Contract drilling services are performed with the Company’s premium fleet of 62 mobile offshore drilling units located in key markets worldwide. This fleet consists of 13 semisubmersibles, three dynamically positioned drillships, 43 jackups and three submersibles. The fleet count includes two new F&G JU-2000E enhanced premium jackups, with scheduled delivery of the first unit in the third quarter of 2007 and the second unit in the first quarter of 2008. As previously announced, these units have been contracted. Approximately 80 percent of the fleet is currently deployed in international markets, principally including the Middle East, Mexico, the North Sea, Brazil, West Africa, India, and the Mediterranean Sea. The Company provides technologically advanced drilling-related products and services designed to create value for our customers. The Company also provides labor contract drilling services, well site and project management services, and engineering services. The Company’s ordinary shares are traded on the New York Stock Exchange under the symbol “NE”.
     This news release may contain “forward-looking statements” about the business, financial performance and prospects of the Company. Statements about the Company’s or management’s plans, intentions, expectations, beliefs, estimates, predictions, or similar expressions for the future are forward-looking statements. No assurance can be given that the outcomes of these forward-looking statements will be realized, and actual results could differ materially from those expressed as a result of various factors. A discussion of these factors, including risks and uncertainties, is set forth from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.
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     Additional information on Noble Corporation is available via the worldwide web at http://www.noblecorp.com.
NC-356
12/19/05
For additional information, contact:
Bruce W. Busmire, Senior Vice President and Chief Financial Officer
Noble Corporation, 281-276-610